Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is by and between INVESTools Inc., a Delaware corporation (the “Company”), and Don Klabunde (“Employee”).

WHEREAS, the Company and Employee entered into an Employment Agreement dated February 26, 2004 (the “Employment Agreement”), in connection with the Agreement and Plan of Merger dated the same date between the Company, Employee, Service Enhancement Systems, Inc. d/b/a 360 Group (“360 Group”), and others (the “Merger Agreement”); and

WHEREAS, the Company and Employee agree that Employee’s separation from employment with the Company and its affiliates is the result of a voluntary resignation by Employee; and

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Separation of Employment.

1.1                                 Except as otherwise provided herein, the Company and Employee each hereby agree that the Employee’s employment with the Company and its affiliates (including without limitation SES Acquisition Corp.) shall be terminated and separated, effective as of April 29, 2005 (the “Termination Date”), and neither shall thereafter have any liabilities, rights, duties or obligations to the other party under or in connection with Employee’s employment with the Company or its affiliates, except as provided in this Agreement.

1.2                             The Company and Employee hereby waive any rights to prior notification of the termination of Employee’s employment with the Company and its affiliates (including without limitation SES Acquisition Corp.).

2.                                       Resignation of Offices.  Employee hereby resigns, effective as of April 29, 2005, from any and all positions as an officer, director or manager of the Company or any of its affiliates.

3.                                       Consideration.

3.1                                 Consulting Agreement.  In consideration for Employee’s release of claims, as well as his other promises contained herein, the Company agrees to engage Employee as an independent consultant for a period of one month, commencing on May 1, 2005 and ending on May 30, 2005 at a rate of $15,000.00, payable in a lump sum on May 30, 2005.  Employee understands and agrees that the payment made for the independent consulting engagement constitutes the full payment from the Company to Employee, and no other severance pay or other payment is due Employee.  Employee understands and agrees that the Company would not enter into the Independent Contractor Agreement or pay the consideration thereunder but for Employee’s promises contained herein.

3.2                                 Additional Consideration.  In further consideration for Employee’s release of claims, as well as his other promises contained herein, the Company shall pay to employee $100.00 within three (3) business days of the Effective Date of this Agreement (as defined herein).

4.                                     General Release by Employee.

4.1                             In consideration for the Company’s entering into the Independent Contractor Agreement and the consideration paid thereunder, Employee voluntarily and knowingly waives, releases, and discharges the Company, its parent, predecessors, successors, subsidiaries, affiliates, employees, officers, directors, owners, agents and assigns (collectively “Released Parties”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Employee may have or claim to have against any of the Released Parties as a result of Employee’s employment, the separation of such employment, the termination of the Employment Agreement, Employee’s investment in the Company, the Redemption (as defined in the Merger Agreement), the Liquidation (as defined in the Merger Agreement), and/or as a result of any other matter arising through the Effective Date of this Agreement.

4.2                                 Employee expressly waives any and all of his rights under Section 1542 of the Civil Code of the State of California (“Section 1542”) and under any statute, rule, or principle of common law or equity of any jurisdiction that is similar to Section 1542 (“similar provision”).  Thus, Employee acknowledges that he may not invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any claims released in this Agreement.  Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

For purposes of this waiver, the terms “creditor,” “his” and “him,” as used and referred to in the above-quoted language of Section 1542, refer to Employee, and the term “debtor” refers to the Company and the Released Parties referred to herein and each of them.  Employee, being aware of Section 1542, recognizes and understands that Section 1542 applies to and covers all claims released in this Agreement, known or unknown, suspected or unsuspected and hereby expressly waives any rights he may have thereunder, as well as under any statutes or common law principles of similar effect.

4.3                             Employee agrees that this waiver, release and discharge includes, but is not limited to: (1) claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Workers Adjustment Retraining Notification Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the Sarbanes-Oxley Act; (2) claims for breach of contract, including the Employment Agreement; (3) claims for personal injury, harm, or other damages (whether intentional or unintentional, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such claims); (4) claims growing out of any legal restrictions on the Company’s right to terminate its employees; (5) claims for wages or any other compensation; or (6) claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act (excluding a claim for COBRA continuation coverage).

4.4                                 Employee further agrees not to file a suit of any kind against the Company and/or the Released Parties relating to his employment at the Company, the separation thereof, or the Employment Agreement, or to participate voluntarily in any employment-related claim brought by any other party against the Company or any of the Released Parties.  Even if a court rules that Employee may file a lawsuit against the Company or any of the Released Parties arising from his employment, the separation thereof, or his Employment Agreement, Employee agrees not to accept any money damages or any other relief in connection with any such lawsuit.   Employee understands and agrees that this Agreement and General Release effectively waives any right he might have to sue the Company or any of the Released Parties for any claim arising out of his employment, the Employment Agreement, or the separation of his employment.

4.5                                 This release does not extend to any rights or remedies that Employee may have against the Company under the terms of this Agreement.

5.                                     Restrictive Covenants.

5.1                             Employee agrees to comply at all times after the Effective Date of this Agreement with all provisions of Sections 6, 7, 9, 12 and 14 of the Employment Agreement, regardless of the nature of his separation, which provisions include covenants concerning the non-disclosure of confidential information (Section 6), a prohibition on the solicitation of employees of the Company (Section 7), a prohibition on the solicitation of, or acceptance of business from Company clients (Sections 9), obligations with respect to work product and intellectual property (Section 12), and the return of documents (Section 14).  Employee acknowledges and agrees that Sections 6, 7, 9, 12, and 14 of the Employment Agreement shall survive the separation of Employee’s employment, regardless of the separation reason and shall survive the execution of this Agreement.

5.2                                 All written materials, records and other documents that were made by, or came into the possession of, Employee during the period of his employment by the Company, which contain or disclose the confidential information or trade secrets of the Company are and remain the property of the Company.  Employee agrees that, on or before the Effective Date of this Agreement, he will return to the Company the same, and all copies, derivatives and extracts thereof.

5.3                                 As a material inducement to the Company to enter into this Agreement, and in order to protect the Company’s legitimate business interests, Employee also agrees to the covenants contained in Sections 5.4 and 5.5 below.

5.4                                 Beginning on the Effective Date of this Agreement and continuing for a period of six (6) months after the Termination Date (“Restricted Period”), Employee shall not directly or indirectly enter into or attempt to enter into the Restricted Business in any geographic area where the Company does business or has done business.  As used herein the term “Restricted Business” shall mean the area of the Company’s business dealing with stock market investor education.  As used herein the term “indirectly,” means acting as a paid or unpaid director, officer, agent, representative, manager, employee of, or consultant to any enterprise, or acting as a proprietor of an enterprise, or holding any direct or indirect participation in any enterprise as an owner, partner, limited partner, member, manager, joint venturer, shareholder, or creditor.

5.5                                 Employee further agrees that he will not, at any time, disparage the Company, its operations, products, employees, officers or directors or interfere with the Company’s operations, products, employees, officers or directors.  Employee further agrees not to discuss the Company, its operations, products, employees, officers or directors with any member of the media.

5.6                                 Employee understands and agrees that the Company shall have the right to and will terminate the Independent Contractor Agreement and/or sue him for breach of this Agreement if he violates the provisions of Section 5 of this Agreement.  Employee further acknowledges that but for his agreements to comply with his obligations described in this Section 5 of this Agreement, the Company would not provide him with the compensation, benefits and consideration set forth in Section 3 of this Agreement.

6.                                     Confidentiality.   Employee and the Company each understand and agree not to discuss any of the terms of this Agreement with any person or entity except for Employee’s spouse, or the attorneys or tax advisors of each party or except as required by law or the rules of the applicable stock exchange.

7.                                     Remedies.  Employee and the Company acknowledge that damages are an inadequate remedy of law for the breach of certain terms of this Agreement.  Accordingly, the Company and Employee are hereby granted and shall have the right of injunction (any requirements for posting of bonds for injunction being hereby expressly waived) and such other and further remedy both in law and in equity, that the Company or Employee may be entitled to receive under the laws of the State of New York, in the event Employee or the Company breaches or threatens to breach any of the covenants or agreements contained herein.

8.                                     Acknowledgement.

8.1                                 Employee acknowledges that this Agreement is written in a manner calculated to be understood by Employee and that Employee, in fact, understands the terms, conditions and effects of this Agreement.  Employee does not waive rights or claims that may arise after the date this Agreement is executed.

8.2                                This Agreement does not constitute an admission of any kind by the Company of any wrongdoing of any kind or of any breach of any contract obligation, policy, or procedure of any kind or nature, but is simply an accommodation that offers certain extra benefits to which the Employee would not otherwise be entitled in return for his agreeing to and signing this document.

9.                                       Entire Agreement and Modification.  Except as provided herein, this Agreement, including the recitals and introductions, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter.  Employee acknowledges and agrees that there is no oral or other agreement between the Company and Employee which has not been incorporated in this Agreement.  However, nothing herein shall supercede Employee’s obligations under Sections 6, 7, 8, 9, 12 and 14 of the Employment Agreement.  This Agreement may be modified only by a written agreement signed by both parties.  Any such written modification may only be signed by the Chief Executive Officer of the Company.

10.                               Severability and Reformation.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Employee or the Company under this Agreement would not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Employee hereby request the court or arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable provision in accordance with this Section 10.

11.                               Assignment.  No approval shall be required for the Company to assign this Agreement to any affiliate or successor in interest to the Company’s business.  Employee shall not assign his obligations under this Agreement.  Any assignment made by either party in contravention of this Section 11 shall be null and void for all purposes.

12.                               Applicable Law, Jurisdiction and Venue. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of New York. Any suit by the Company to enforce any right hereunder or to obtain a declaration of any right or obligation hereunder may, at the sole option of the Company, be brought in any court of competent jurisdiction in the State of Utah. The parties hereby expressly consent to the jurisdiction of the foregoing courts for such purposes.  If either party files a lawsuit in state court arising out of this Agreement, the other party may remove the lawsuit to federal court to the extent jurisdiction exists.

13.                                 Knowledge and Agreement.  Employee acknowledges and agrees that he is entering into this Agreement freely and voluntarily.  He has carefully read and understands all of the provisions of this Agreement. Employee acknowledges that he has been advised to consult legal counsel concerning this Agreement prior to signing the Agreement, and that he has had sufficient opportunity to do so. Employee understands that he has up to 21 days from the date of this Agreement to consider this Agreement.  Employee understands that if he signs this Agreement, he will then have seven (7) days to cancel it if he so chooses.  Employee may cancel this Agreement by delivering a written notice of cancellation to Nobumichi Hara, Vice President, Human Resources at 585 East 1860 South, Provo, UT, 84606.  However, if Employee elects to cancel this Agreement, he understands that he will not be entitled to any of the benefits, compensation, or other consideration referenced in this Agreement.  Employee understands that this Agreement will not become effective until the eighth day after he signs the Agreement without revocation (the “Effective Date”).  Employee understands and agrees that the Company will have no duty to pay him or provide him with the compensation listed in Section 3 until the Effective Date of this Agreement.

AGREED AND ACCEPTED on this           day of              , 2005.

Donald K. Klabunde

AGREED AND ACCEPTED on this           day of              , 2005.

INVESTools Inc.

By:
Lee Barba
CEO